Exhibit 26-(k): Opinion and Consent of Counsel

ING LOGO AMERICAS US Legal Services

J. Neil McMurdie Counsel (860) 723-2229 Fax: (860) 723-2216 neil.mcmurdie@us.ing.com

April 19, 2007

BY EDGARLINK

U.S. Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

Re: Security Life of Denver Insurance Company Security Life Separate Account L1

Post-Effective Amendment No. 11 to Registration Statement on Form N-6 Prospectus Title: Estate Designer File Nos.: 333-34404 and 811-08292

Ladies and Gentlemen:

The undersigned serves as counsel to Security Life of Denver Insurance Company, a Colorado life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post-Effective Amendment to the above-referenced Registration Statement on Form N-6. This filing describes the Estate Designer flexible premium variable universal life insurance policies (the "Policies") offered by the Company through its Security Life Separate Account L1 (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

Hartford Site	ING North America Insurance Corporation
151 Farmington Avenue, TS31
Hartford, CT 06156-8975

2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Colorado.

3.	The Policies and the interests in the Account to be issued under the Policies have been duly authorized by the Company.

4.	The assets of the Account will be owned by the Company. Under Colorado law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.	The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.

6.	The Policies and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ J. Neil McMurdie J. Neil McMurdie